FORM F-4


                    ANNUAL REPORT UNDER SECTION 13
                OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR QUARTER ENDED MARCH 31, 1997

          F. D. I. C. INSURANCE CERTIFICATE NUMBER 26694- 9

                      INCORPORATED JANUARY 9, 1985
                      IN THE STATE OF CONNECTICUT

                    CONNECTICUT STATE CHARTER BANK

                      THE BANK OF SOUTHINGTON
                       130 NORTH MAIN STREET
                    SOUTHINGTON, CT  06489-0670
                    TELEPHONE : (203) 620-5000

              I. R. S. EMPLOYER IDENTIFICATION NO. -- 06-1122656

             Securities registered under Section 12 (b) of the Act:
                                  NONE

             Securities registered under Section 12 (g) of the act:

                              COMMON STOCK
                       PAR VALUE $6.00 PER SHARE
                1,240,260 SHARES ISSUED AND OUTSTANDING
                           AS OF MAY 7, 1997

               Name of each Exchange on which registered:
                                AMEX


Indicate by checkmark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                      YES ___X____      NO_______

                MARKET VALUE OF STOCK :  $ 17,053,575
             BASED ON A $13.75  BID PRICE at MAY 7, 1997

                      THE BANK OF SOUTHINGTON
                            Form F-4
                         March 31, 1997

                       Table of Contents

                                                                    Page

Item I. Notes to the Financial Statements                            2

Item II. Management Discussion and Analysis                          3-5
         of Financial Condition & Results of Operation

Appendix A:
        Rate and Volume Table

Appendix B
        Exhibit A- Balance Sheet
        Exhibit B- Income Statement
        Exhibit C- Cash Flow Statement
        Exhibit D- Statement of Changes in
                   Stockholders' Equity

Signatures                                                             6

ITEM I
The Bank of Southington
Notes to the Financial Statements

1. Basis of Presentation

The accompanying unaudited financial statements should be read with the audited financial statements and notes included in the Bank of Southington's 1996 Annual Report. In the opinion of management, the accompanying statements reflect all necessary adjustments, consisting of normal recurring accruals and reclassification, for fair presentation of results as of the dates and for the periods covered by the unaudited consolidated financial statements. Certain prior year amounts have been reclassified to conform to current year classifications.

2. Securities Available For Sale

$ in 000's              March 31,     March 31,  March 31,    March 31,
                        1997          1997       1996         1996
                        Amortized     Market     Amortized    Market
                        Cost          Value      Cost         Value
Auction
Preferreds               600,000      600,000    1,000,000    1,000,000

Short-term
Funds                    201,507      201,507      719,595      719,595
US Treasuries          1,000,122    1,001,480    1,252,563    1,248,815
US Agencies           30,323,984   29,801,257   21,946,470   21,733,644
Municipals             3,373,977    3,359,372    5,274,048    5,254,213
FHLB Stock               384,400      384,400            0            0
Corp. Bonds              500,000      500,000            0            0
Common Stock                   0            0      338,300      338,300
Cum. Pref. Stock         200,000      204,000      200,000      207,000
TOTAL                 36,583,990   36,052,015   30,730,976   30,501,567

                                      ITEM II

                    Management's Discussion and Analysis
              of Financial Condition and Results of Operation


Summary

The Bank of Southington (aka "The Bank") earned $183,567 or $0.15 per share in the first quarter of 1997 compared to $225,255 or $0.18 per share in March 1996. The Bank's net interest margin is 5.71% for the first quarter 1997 which is up from the 5.30% reported in the first quarter 1996. The Bank's return on assets for the first quarter 1997 is .58% compared to the .80% one year ago. Total assets grew $2.3 million to $130.3 million since year-end 1996. Leverage capital is 8.85% at March 31, 1997. As of March 31,1997, total deposits have grown $2.5 million to $$118.8 million since year-end 1996, while increasing $14.6 million since March 31, 1996.

Results of Operation

Increases in interest income were the result of higher average earning balances in the securities available for sale and the increased coupon rates earned on securities. Loan interest income is increased due to a rise in average loan balances and the first quarter 1997 prime rate increase as the Federal Reserve Bank raised interest rates 25 basis points. The Bank's cost of funds also rose as interest bearing time deposit balances increased.
This was the result of competition in the market place for time deposits and the new branch. Increases in funding costs as shown by the rise in interest expense for time deposits was directly related to higher average balances and rates which were offset by a decrease in the rate paid on money market accounts over $25,000. Increases in net interest income margin is the result of higher yields on investment securities and loan portfolio and higher average balances for both earning asset groups.

Operating expenses continue to rise as a result of the new branch opening.

Financial Condition

At March 31, 1997 the Bank's total assets grew $2.2 million to $130.3 million since year-end 1996. Asset growth was caused by increases in deposit balances. Loan demand has remained low during the past year, however, loan pricing remains exceptionally competitive with low margins. The Bank has increased its securities portfolio by $400 thousand since year end.

Loan Loss Allowance as of March 31,

                                      1997           1996         1995
Balance at beginning
 of period                            $1,539,307     $1,670,686   $1,286,156
Charge-offs                              389,373         77,054           35
Recoveries                                10,015          5,954        3,720
Addition to the provision for
 loan losses                             253,000         50,000      225,000
Balance at March 31,                  $1,412,949     $1,649,586   $1,514,841

Management has determined that its allowance for loan losses of $1,412,949 at March 31, 1997 is adequate and real estate owned is properly valued. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or valuation adjustments to other real estate owned may be necessary based on changes in economic conditions and loan portfolio growth.The allowance for loan losses is established through a provision for loan losses which is a charge to operations based upon a review of the loan portfolio, economic conditions and other factors which in management's judgment deserve current recognition in estimating loan losses. The provision for loan losses for the three months ending March 31, 1997 was $253,000 which related to the impairment of certain loans. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance for loan losses or adjustments to them at the time of their examination. The Bank's lending remains conservative in nature and relies upon securing quality loans with at least 60% of its loan portfolio in adjustable rate loans.

Nonaccruing Loan Statistics as of March 31,

                                            1997                   1996
Non-accrual loans to loans
net of deferred fees                        2.40%                  2.60%

Non-accrual loans to total assets           1.49%                  2.38%

Coverage ratio for non-accrual loans         64%                   55%

Non-accrual loans are $2.2 million as of March 31,1997. The Bank's total problem loans including those loans consider watched assets is $2.7 million at March 31, 1997.


Liquidity

The Bank's liquidity position is fully capable to meet customer demands for deposit withdrawals while maintaining adequate funding for all credit-worthy loans. The Bank is a member of the Federal Home Loan Bank (FHLB) in Boston. The bank's liquidity is more than adequate to meet its deposit withdrawal and loan demand, the Bank has a liquidity position of approximately 25% at March 31, 1997.

Capital

The Bank's leverage capital ratio is 8.85% at March 31, 1997. The Bank's tier one risk-based capital ratio is 10.75% at March 31, 1997. Both capital ratios are above the minimum standards set by federal regulatory agencies that supervise banks for safety and soundness.

                                                             To Be Well
                                                             Capitalized Under
                                          For Capital        Prompt Corrective
Dollars in 000's         Actual           Adequacy Purposes  Action Provisions
March 31, 1997:     Amount      Ratio     Amount    Ratio    Amount     Ratio
Total Capital        $12,593     12.0%    $8,399    8.0%     $10,985    10.0%
(to Risk Weighted Assets)

Tier I Capital       $11,281     10.75%   $4,199    4.0%     $6,299      6.0%
(to Risk Weighted Assets)

Tier I Capital       $11,281      8.85%   $5,100    4.0%     $6,375      5.0%
(to Average Assets)

                                    APPENDIX A

The Bank of Southington
Rate Volume Analysis
                                    1st Quarter 1997 Actual
                                Average       Interest     Average
                                Balance        Income        Rate
ASSETS
Taxable Securities              $ 31,744      $   538       6.78%
Tax Exempt Securities*          $  3,575      $    34       5.29%
Tax Advantaged Securities*      $    800      $    11       7.75%
Federal Funds Sold              $  1,953      $    26       5.36%
Net Loans                       $ 80,414      $ 1,976       9.83%

Total Earning Assets            $118,486      $ 2,585       8.78%

Cash & Non-Earning Assets       $  9,015

Total Assets                    $127,501


LIABILITIES AND                 Average       Interest     Average
SHAREHOLDERS' EQUITY            Balance       Expense      Rate
Deposits:
Savings                         $  41,271     $   234       2.27%
Time                            $  49,329     $   659       5.34%
Other Borrowings                $      25     $    -        0.00%
Total Deposits                  $  90,625     $   893       3.94%

Demand Deposits                 $  25,146
Other Liabilities               $     687
Stockholders' Equity            $  11,044
Liabilities and
 Stockholders' Equity           $ 127,501

Net Interest Income                            $ 1,692
Interest Rate Spread                                         4.84%
Interest Rate Margin                5.71%





                                    1st Quarter 1996 Actual
                                Average       Interest     Average
                                Balance        Income        Rate
ASSETS
Taxable Securities              $ 20,364      $   355       6.97%
Tax Exempt Securities*          $  5,196      $    59       6.88%
Tax Advantaged Securities*      $  2,176      $    18       4.80%
Federal Funds Sold              $  3,366      $    45       5.35%
Net Loans                       $ 71,884      $ 1,714       9.54%

Total Earning Assets            $102,986      $ 2,191       8.51%

Cash & Non-Earning Assets       $  9,492

Total Assets                    $112,478

LIABILITIES AND                 Average       Interest     Average
SHAREHOLDERS' EQUITY            Balance       Expense      Rate
Deposits:
Savings                         $  42,362     $   258       2.44%
Time                            $  40,478     $   568       5/61%
Other Borrowings                $    -        $    -        0.00%
Total Deposits                  $  82,840     $   826       3.99%

Demand Deposits                 $  17,984
Other Liabilities               $     562
Stockholders' Equity            $  11,092
Liabilities and
 Stockholders' Equity           $ 112,478

Net Interest Income                            $ 1,365
Interest Rate Spread                                         4.52%
Interest Rate Margin                5.30%

                              Interest      Change due to:
                              Variance      Volume         Rate     Mix
ASSETS
Taxable Securities              $ 183        $  193        $(15)    $  5
Tax Exempt Securities*          $ (25)       $  (15)       $ (6)    $ (4)
Tax Advantaged Securities*      $  (7)       $  (17)       $  4     $  6
Federal Funds Sold              $ (19)       $  (19)       $  0     $  0
Net Loans                       $ 262        $  210        $ 58     $ (6)

Total Earning Assets            $ 394        $  352        $ 41     $  1

Cash & Non-Earning Assets

Total Assets

LIABILITIES AND               Interest        Change due to:
SHAREHOLDERS' EQUITY          Variance        Volume        Rate    Mix
Deposits:
Savings                         $  (24)       $  (6)        $(17)   $ (0)
Time                            $   91        $  118        $(33)   $  6
Other Borrowings                $    -        $    -           0    $  0
Total Deposits                  $   67        $  112        $(51)   $  6

Demand Deposits
Other Liabilities
Stockholders' Equity
Liabilities and
 Stockholders' Equity

Net Interest Income             $  327        $  240        $ 91    $ (4)
Interest Rate Spread
Interest Rate Margin

This table shows the effect on net interest income of rate and volume changes between comparative periods.

*Yields were calculated at a tax equivalent rate.

                                           Appendix B

                                    The Bank of Southington
                                         Balance Sheet
                                     As of March 31, 1997

Exhibit A                Actual     Average     Average   Budget     Average
                         Balance    Balance     Balance   Avg.Bal.   Balance
(Dollars in              Mar.1997   Mar.1997    Mar.YTD   Mar.1997   Mar.1996
Thousands)
Assets
Cash and
 Due from Banks           8,105     $6,526      $6,225    $7,166    $4,416
Federal Funds Sold        1,900      2,961       1,953     2,200     4,300
Total cash and cash
 equivalents             10,005      9,487       8,178     9,366     $8,716

Investment securities
 available for sale, net 36,052     35,954      35,809     34,467    30,502
Investment securities         -          -           -          -         -
Loans, net of deferred
 fees                    80,694     80,259      80,414     81,987    73,552
 Less: Allowance for
  loan losses            (1,413)    (1,633)     (1,586)         -    (1,650)
         Net loans       79,281     78,626      78,828     81,987    71,902

Other real estate owned     405        405         405          -        81
Other assets              4,553      4,303       4,281       4,239    4,032
 Total assets           130,296    128,775     127,501     130,059  115,233

Liabilities and
Stockholders' Equity

Deposits:
Demand Deposits         $27,416    $25,647     $25,146     $24,933  $18,974
Regular Savings &
 Money Markets          $41,946    $41,982     $41,271     $46,700  $44,032
Time Deposits            49,422     49,474      49,329      47,527   41,164
 Total deposits         118,784    117,104     115,746     119,160  104,170

Reserve repo
 borrowing                    -          -           -           -        -
Other liabilities           565        648         687           0      832
 Total liabilities      119,349    117,752     116,433     119,160  105,002

Stockholders' equity
Common stock, $6 par value;
2,000,000 shares authorized;
issued 1,231,412 in 1996
1,159,969 in 1995         7,441      7,432        7,427      7,443    7,377
Paid-in-Capital           1,026      1,014        1,008      1,034      921
Net unrealized gains
 (loss)-avail for sale     (334)      (133)        (131)      (130)    (135)
Retained Earnings         2,814      2,675        2,741      2,909    2,068
  Total stockholders'
  equity                 10,947     10,988       11,044     11,257   10,231
Unposted items               $0        $34          $24      ($358)
Total Liabilities &
 Stockholders' Equity   130,296    128,774      127,501    130,059  115,233

                                   The Bank of Southington
                                     Income Statement
                                   As of March 31, 1997

Exhibit B
                              31-March     31-March     Variance    Variance
   (Cumulative)               1997 YTD     1997 YTD       ($)         (%)
    Interest Income
Interest & Fees on Loans      $1,955,172   $1,714,056   $ 241,116       14%
Int. on Fed. Funds Sold/
 Short Term Funds             $   26,163   $   44,966   $ (18,803)     (42%)
Interest and Dividends on
 Securities                   $  582,751   $  432,170   $ 150,581       35%
 Total Interest Income        $2,564,085   $2,191,192   $ 372,893       17%
    Interest Expense
Regular Savings & Money
 Market Accts.                $  234,054   $  257,853   $  23,799        9%
Time Deposits                 $  658,860   $  567,564   $ (91,296)     (16%)
Other Borrowings              $        -   $        -   $       -
 Total Interest Expense       $  892,915   $  825,417   $ (67,498)      (8%)
 Net Interest Income          $1,671,171   $1,365,775   $ 305,396       22%

Provision for Loan Losses     $  253,000   $   50,000    $(203,000)   (406%)
 Net Interest Income After
 Provision for Loan Losses    $1,418,171   $1,315,775    $ 102,396       8%

    Non-interest Income
Service Charges               $   88,812   $   74,375    $  14,437      19%
Miscellaneous Income          $   24,768   $   24,550    $     218       1%
Gain on Sale of Oreo          $        -   $        -    $       -
Gain on Life Insurance        $        -   $        -    $       -
Securities Gains (Losses)     $   (4,141)  $    5,511    $  (9,652)
 Total Non-interest Income    $  109,440   $  104,436    $   5,004       5%

    Non-interest Expense
Salaries and Benefits         $  621,321   $  564,008    $ (57,313)    (10%)
Occupancy Expense             $  140,856   $   92,016    $ (48,840)    (53%)
Premises & Equipment          $   92,575   $   78,474    $ (14,101)    (18%)
Printing & Supplies           $   44,832   $   62,269    $  17,437      28%
Professional Services         $   97,071   $   51,045    $ (46,026)    (90%)
EDP Services                  $  115,507   $   72,086    $ (43,421)    (60%)
Advertising and Promotion     $   15,787   $   33,286    $  17,499      53%
Other Real Estate Owned
 Expenses                     $   29,906   $         -   $ (29,906)      0%
Loan Administration Expense   $   30,417   $   54,323    $  23,906      44%
FDIC Insurance Premium        $        -   $    1,001    $   1,001     100%
Director Compensation &
 Life Insurance               $   48,211   $   48,760   $      549       1%
Miscellaneous Expense         $    1,386   $    7,688   $    6,302      82%
 Total Non-Interest Expense   $1,237,869   $1,064,956   $ (172,913)    (16%)
Income Before Taxes           $  289,742   $  355,255   $  (65,513)    (18%)
Income Taxes                  $  106,175   $  130,000   $  (23,825)    (18%)
 Net Income                   $  183,567   $  225,255   $  (41,688)    (19%)
Earnings Per Share            $     0.15   $     0.18   $    (0.04)    (19%)
Annualized Earnings Per Share $     0.59   $     0.73   $    (0.14)    (19%)
Average Common Shares
 Outstanding                   1,239,646    1,227,947       11,699    0.95%

                                 The Bank of Southington
                                 Statement of Cashflows
                                     As of March 31,
Exhibit C
                                                    1997           1996
                      Net income                    183,567        225,255
Cash flow from operating activities
Adjustment to reconcile net income to net
cash provided by operating activities:
Provision for loan losses                           253,000         50,000
Other real estate owned write-downs                                      -
Depreciation                                         92,575         61,829
(Gain) loss on sale of securities held for sale       4,141         (5,516)
(Gain) on sale of OREO                                    -              -
Loss on sale of OREO                                      -              -
Decrease (increase) in accretion & amortization      11,636              -
Decrease (increase) in accrued interest receivable (237,291)       (22,801)
Decrease (increase) in deferred tax asset          (192,905)       (67,036)
Decrease (increase) in other assets                 117,373        (21,163)
Decrease (increase) in other real estate
 owned assets                                             -        (81,000)
(Decrease) increase in other liabilities            (48,735)      (421,344)
(Decrease) increase in income tax payables          (77,004)             -
(Decrease) increase in deferred compensation
 & benefits                                         (19,088)        11,267
 Net cash provided by operating activities           87,269       (270,509)

Cash flows from investing activities
Decrease (Increase) in short term funds AFS         672,304
Maturities of securities held for sale            1,785,000      6,835,000
Proceeds from sale of securities held for sale      245,859      1,028,373
Purchase of securities held for sale             (3,696,100)   (11,473,472)
Decrease (increase) in net loan receivables           9,000        742,000
Purchase of premises and equipment                  (17,113)       (15,265)
Proceeds from sale of fixed assets, net               2,500              -
Proceeds from sale of OREO                                -              -
 Net cash used by investing activities             (998,549)    (2,883,364)

Cash flows from financing activities
Net increase in deposits                          2,506,000      2,766,000
Payment of cash dividends                           (86,622)       (73,583)
Purchase Common Stock                                 1,820          1,317
Reinvested Cash dividends                            37,557         39,000
Fractional shares paid for stock dividend                 -              -
 Net cash provided by financing activities        2,458,755      2,732,734

Increase (decrease) in cash and cash equivalents  1,547,475       (421,139)
Cash and cash equivalent-beginning of period      8,457,358      9,176,139
 Cash and cash equivalent-end of period         $10,004,833     $8,755,000

Supplemental disclosure of cash flow information:
Interest paid                                       309,833        818,848
Income taxes paid                                   165,000        220,000
Transfer of loans to OREO                                 -         81,529

See accompanying notes to financial statements

                                    The Bank of Southington
                         Statement of Changes in Stockholders' Equity
                                    As of March 31, 1997

Exhibit D
                                                       Net
                                                       unrealized
                                                       gain
                 Common       Paid-in    Retained      (loss) on
                 Stock        capital    earnings      securities  Total
Balance at
December 31,
1995             $7,352,826   $905,584   $1,888,303    $72,866   $10,219,579
Reinvested Cash
 Dividends          $61,464    $88,053                              $149,517
Issuance of common
 stock investment
 plan                $9,630    $10,397                               $20,027
Dividends declared
 on common stock
 ($.06 per share for
 Q1-3, $.07 for Q4)                       ($309,431)               ($309,431)
Net Income                               $1,138,436               $1,138,436
Change in unrealized
 loss on securities
 available for
 sale                                                ($153,195)    ($153,195)
Balance at
 December 31,
 1996            $7,423,920 $1,004,034   $2,717,308   ($80,329)  $11,064,933
Reinvested Cash
Dividends           $16,692    $20,865                               $37,557
Issuance of common
 stock investment
 plan                  $804     $1,016                                $1,820
Dividends declared
 on common stock
 ($.07 per share for
 Q1 1997)                                  ($86,622)                ($86,622)
Net income                                 $183,567                 $183,567
Change in unrealized
 loss on securities
 available for sale                                  ($253,671)    ($253,671)
Balance at
 March 31,
 1997             $7,441,416  $1,025,915  $2,814,253 ($334,000)  $10,947,584

See accompanying notes to the financial statements

                                The Bank of Southington
                                       Form F-4
                                     March 31, 1997

Under the requirements of the Securities Exchange Act of 1934. The Bank has duly caused this report to be signed on its behalf by the Undersigned thereunto duly authorized.


May 14, 1997                               Bryan P. Bowerman, President


May 14, 1997                               Matthew A. Byrne CPA-CFO